EXHIBIT 99.1

Carrollton Bancorp Reports Fourth Quarter and Year End Results

COLUMBIA, Md., Feb. 1, 2013 (GLOBE NEWSWIRE) -- Carrollton Bancorp, (Nasdaq:CRRB) the parent company of Carrollton Bank, announced a net loss of $109,318 and $104,666 for the three and twelve month periods ended December 31, 2012, compared to net income of $568,551 and $546,728 for the comparable quarter and twelve month period in 2011. Net loss attributable to common stockholders for the three month period ended December 31, 2012 was $246,397 ($0.10 per diluted share) compared to net income available to common stockholders of $431,471 ($0.17 per diluted share) during the comparable period in 2011. Net loss attributable to common stockholders was $652,982 ($0.25 loss per diluted share) and $1,587 ($0.00 loss per diluted share) for the twelve month periods ended December 31, 2012 and 2011, respectively.

The $677,869 decline in operating results for the quarter, as compared to the same period in 2011, is a result of a combination of factors including a $352,968 decrease in net interest income resulting from lower margins and lower average asset levels and a $884,836 increase in noninterest expenses resulting primarily from legal, investment banking and consulting fees associated with the planned merger with Jefferson Bancorp, Inc. In addition, the Company's OREO expense was $2.2 million, partially reducing OREO balances at year end to $2.030 million from $4.822 million as of December 31, 2011. These negative factors were partially offset by a $540,528 increase in noninterest income resulting from strong growth in mortgage banking fees and electronic banking fees as well as a decline in securities write downs. Similar factors impacted year to date results where improvements in noninterest income and the provision for loan losses were offset by lower net interest income and higher OREO expenses and merger related expenses.

Nonperforming assets (nonaccrual loans and foreclosed real estate) decreased by 31.39% from $8.8 million at December 31, 2011 to $6.0 million at December 31, 2012. The allowance for loan losses represented 1.95% of outstanding loans at December 31, 2012 compared to 1.81% at December 31, 2011. The Company experienced net charge-offs of $157,126 for the quarter ended December 31, 2012 as compared to $5,979 for the same period in 2011.

The Company's strategy of aggressively managing the size and composition of the balance sheet continued to result in improved capital ratios. We believe that the planned merger with Jefferson Bancorp will, upon completion, create a larger and better capitalized bank which will enhance opportunities to grow organically and through additional acquisitions.

President and Chief Executive Officer Bob Altieri stated "Merger related expenses as well as OREO write downs adversely affected our profitability in 2012. That being said, the trends are positive. We do see improvement in asset quality and expect OREO related expenses to reflect that in 2013. On the merger side, the regulatory approval process has been much slower than anticipated, but, we expect to finalize the merger within the first quarter of 2013."

Total assets at December 31, 2012 compared to December 31, 2011 reflects a $55 thousand increase to $365.4 million. Gross loans, including loans held for sale, increased 3.2%, or $9.6 million, from $298.4 million at December 31, 2011 to $307.9 million at December 31, 2012. Investment securities decreased 32.1%, or $9.8 million, to $20.7 million at December 31, 2012 from $30.5 million as of December 31, 2011. This decrease is a result of management's decision to use cash flow from investments to shrink the balance sheet by reducing high cost borrowings.

Total deposits at December 31, 2012 increased 3.22%, or $10.2 million, to $325.1 million while borrowings decreased $9.3 million from balances at December 31, 2011. The increase in deposits was comprised of a $20 million increase in non-interest bearing deposits, a $10.8 million increase in interest bearing transaction accounts and a $20.8 million decrease in certificates of deposit. The decrease in high cost funding sources is consistent with our strategy of reducing our cost of funds while concentrating on core deposit growth.

Mr. Altieri continued and stated, "Our employees continue to do an excellent job in executing our strategic initiative to increase non-interest bearing accounts. As of December 31, 2012, the company's non-interest bearing accounts total approximately $95 million, which is a 26% increase over December 31, 2011 and is a historic high for the Bank."

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland. The Company provides brokerage services through its Carrollton Financial Services, Inc. subsidiary, and mortgage services through its, Carrollton Mortgage Services division of the Bank.

The statements in this press release regarding the proposed merger with Jefferson Bancorp, Inc., the expected timing thereof and our expectation that upon the merger with Jefferson Bancorp the merged entity will be better capitalized and in a position to pursue opportunities to grow organically and through additional acquisitions, expected OREO expenses in 2013 and statements regarding our business strategy are forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Although the Company believes this statement is based on reasonable estimates and assumptions, the Company is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct. Actual results could differ materially from those expressed or implied by such forward-looking statement and such statement is not a guarantee of future performance. Potential risks and uncertainties that could cause anticipated results to differ from those expressed or implied by such forward-looking statement include, but are not limited to: (i) the risk that necessary regulatory approvals for the merger will not be obtained; (ii) the businesses of Carrollton Bancorp may not be integrated into Jefferson Bancorp successfully or such integration may be more difficult, time-consuming or costly than expected; (iii) expected revenue synergies and cost savings from the merger may not be fully realized, or realized within the expected timeframe; (iv) disruption in the parties' businesses as a result of the pendency of the merger; (v) revenues following the merger may be lower than expected; (vi) customer and employee relationships and business operations may be disrupted by the merger; (vii) the ability to complete the merger may be more difficult, time-consuming or costly than expected, or the merger may not be completed at all; (viii) unexpected changes in the housing market or in general economic conditions in our market area and Jefferson Bancorp's market area; (ix) unexpected changes in market interest rates; (x) the impact of new governmental regulations that might require changes in our and Jefferson Bancorp's business model; (xi) changes in laws, regulations, policies and guidelines impacting our ability to collect on outstanding loans or otherwise negatively impacting Carrollton Bancorp's and Jefferson Bancorp's business; (xii) changes in competitive, governmental, regulatory, technological and other factors that may affect Carrollton Bancorp or Jefferson Bancorp specifically or the banking industry generally; and (xiii) other risks and uncertainties as described in reports Carrollton Bancorp files with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward looking statements.

A summary of financial information follows.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	% Change	2012	2011	% Change

Results of Operations
Net interest income	3,150,493	3,503,461	(10.07%)	13,148,270	14,073,224	(6.57%)
Provision for loan losses	72,180	119,798	(39.75%)	1,165,012	2,156,626	(45.98%)
Noninterest income	2,692,849	2,152,321	25.11%	9,489,268	7,932,093	19.63%
Noninterest expenses	5,534,022	4,649,186	19.03%	21,295,476	19,147,630	11.22%
Income tax expense (benefit)	346,459	318,247	8.86%	281,716	154,333	82.54%
Net income (loss)	(109,318)	568,551		(104,666)	546,728
Net income (loss) to common shareholders	(246,397)	431,471		(652,982)	(1,587)	(41045.66%)

Per Share
Diluted net income (loss) per common share	(0.10)	0.17		(0.25)	(0.00)	(40997.81%)
Dividends declared per common share	0.00	0.00	0.00%	0.00	0.00	0.00%
Book value per common share	9.10	9.17	(0.79%)	9.10	9.17	(0.79%)
Common stock closing price	5.46	2.80	95.00%	5.46	2.80	95.00%

At December 31
Short term investments	14,507,080	13,185,809	10.02%	14,507,080	13,185,809	10.02%
Investment securities (b)	23,244,955	32,208,127	(27.83%)	23,244,955	32,208,127	(27.83%)
Loans held for sale	59,713,146	28,420,897	110.10%	59,713,146	28,420,897	110.10%
Loans (net of unearned income) (a)	247,081,917	269,048,847	(8.16%)	247,081,917	269,048,847	(8.16%)
Earning assets	345,186,698	344,974,979	0.06%	345,186,698	344,974,979	0.06%
Total assets	365,415,019	365,360,217	0.01%	365,415,019	365,360,217	0.01%
Total deposits	325,147,274	314,992,836	3.22%	325,147,274	314,992,836	3.22%
Shareholders' equity	32,572,091	32,643,573	(0.22%)	32,572,091	32,643,573	(0.22%)

Common shares outstanding	2,579,388	2,576,388		2,579,388	2,576,388

Average Balances
Short term investments	29,890,919	11,937,305	150.40%	26,500,459	8,753,007	202.76%
Investment securities (b)	24,581,500	32,599,279	(24.59%)	28,089,624	34,673,955	(18.99%)
Loans held for sale	47,678,928	27,702,068	72.11%	36,009,153	23,375,894	54.04%
Loans (net of unearned income) (a)	247,016,689	271,040,525	(8.86%)	253,705,855	278,716,467	(8.97%)
Earning assets	349,807,637	345,700,830	1.19%	345,547,608	351,320,302	(1.64%)
Total assets	369,319,203	365,745,812	0.98%	366,078,814	371,389,022	(1.43%)
Total deposits	328,559,229	316,617,995	3.77%	323,903,645	310,726,423	4.24%
Shareholders' equity	32,971,185	34,065,108	(3.21%)	32,619,774	33,632,880	(3.01%)

Earnings Ratios
Return on average total assets	(0.12%)	0.62%		(0.03%)	0.15%
Return on average shareholders' equity	(1.32%)	6.62%		(0.32%)	1.63%
Net interest margin	3.58%	4.02%		3.81%	4.01%

Credit Ratios
Nonperforming assets as percent of period end loans and foreclosed real estate (c)	2.42%	3.21%		2.42%	3.21%
Allowance to total loans (a)	1.95%	1.81%		1.95%	1.81%
Net loan losses to average loans (d)	0.06%	0.00%		0.47%	0.64%

Capital Ratios (period end)
Stockholders' equity to total assets	8.91%	8.93%		8.91%	8.93%
Leverage capital	9.39%	9.75%		9.39%	9.75%
Tier 1 risk-based capital	10.36%	10.59%		10.36%	10.59%
Total risk-based capital	11.64%	11.87%		11.64%	11.87%

(a) Excludes loans held for sale
(b) Excludes market value adjustment on securities available for sale
(c) Nonperforming assets are comprised of non-accrual loans and foreclosed real estate
(d) Ratio is not annualized
CONTACT: Beatrice McQuarrie
         Controller and Vice President
         (410) 737-7404